Exhibit (a)(1)(H)


   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase, dated June 26, 2000, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the
       Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                           ALL SHARES OF COMMON STOCK

                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE

                      FRACTIONAL UNITS OF PREFERRED STOCK)

                                       OF

                               DEXTER CORPORATION

                                       AT

                                $45 NET PER SHARE

                                       BY

                             ISP ACQUISITION CORP.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                      INTERNATIONAL SPECIALTY PRODUCTS INC.


           ISP Acquisition Corp., a Delaware corporation ("Purchaser") and indirect wholly-owned subsidiary of International Specialty Products Inc., a Delaware corporation ("ISP"), is offering to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Dexter Corporation, a Connecticut corporation ("Dexter"), and the associated rights to purchase fractional units of Preferred Stock of Dexter issued pursuant to the Rights Agreement, dated as of August 23, 1996 (as amended, the "Rights Agreement"), between Dexter and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $45 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 26, 2000 (the "Offer to Purchase"), and the related Letter


NY2:\926149\01\J%MD01!.DOC\54104.0016
of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to Rights shall include all benefits that may inure to the holders of Rights pursuant to the Rights Agreement.

           UNLESS THE RIGHTS ARE REDEEMED BY DEXTER'S BOARD, OR PURCHASER IS SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER (COLLECTIVELY, THE "RIGHTS CONDITION"), SHAREHOLDERS ARE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE. UNLESS THE DISTRIBUTION DATE (AS DEFINED IN THE OFFER TO PURCHASE) HAS OCCURRED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

           The purpose of the Offer is to enable Purchaser to acquire control of, and beneficial ownership of the entire equity interest in, Dexter. The Offer, as the first step in the acquisition of Dexter, is intended to facilitate the acquisition of all outstanding Shares. ISP currently intends, as soon as practicable following consummation of the Offer, to seek to have Dexter consummate a merger or similar business combination with Purchaser or another direct or indirect wholly-owned subsidiary of Purchaser (the "Merger"), pursuant to which each then-outstanding Share (other than Shares held by Purchaser, ISP or any of their respective wholly-owned subsidiaries, treasury shares and Shares held by shareholders who properly exercise any appraisal rights available to them under Part XIII of the Connecticut Business Corporation Act (the "CBCA")) would be converted into the right to receive in cash the price per Share paid by Purchaser pursuant to the Offer.

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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
                       JULY 24, 2000, UNLESS THE OFFER IS
                           EXTENDED (AS EXTENDED, THE
                               "EXPIRATION DATE").
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           THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY PURCHASER AND ISP, CONSTITUTES AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE OF THE SHARES PURSUANT TO THE OFFER, (2) THE RIGHTS CONDITION BEING SATISFIED, (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED BY DEXTER'S BOARD FOR PURPOSES OF SECTIONS 33-841 AND 33-844 OF THE CBCA (THE "BUSINESS COMBINATION STATUTE"), SO THAT PURCHASER CAN CONSUMMATE THE PROPOSED MERGER AS SOON AS PRACTICABLE FOLLOWING CONSUMMATION OF THE OFFER, OR ISP BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BUSINESS COMBINATION STATUTE IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (4) DEXTER NOT SELLING OR OTHERWISE DISPOSING OF ANY ASSETS OF DEXTER OR ITS SUBSIDIARIES OUTSIDE THE ORDINARY COURSE OF BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY SHARES OF ANY

SUBSIDIARY OF DEXTER, SUCH AS LIFE TECHNOLOGIES, INC., AND UPON THE TERMINATION OF ANY AGREEMENTS WHICH DEXTER HAS ENTERED INTO WITH RESPECT TO THE SALE OR DISPOSITION OF SUCH ASSETS AND, IN THE SOLE DETERMINATION OF ISP, THAT NO MATERIAL TERMINATION FEES OR OTHER LIABILITIES SHALL HAVE BEEN INCURRED IN CONNECTION THEREWITH, (5) PURCHASER HAVING AVAILABLE BORROWINGS OF $1.775 BILLION TO, AMONG OTHER THINGS, PURCHASE THE SHARES IN THE OFFER, ON THE TERMS SET FORTH IN THE SENIOR CREDIT FACILITIES COMMITMENT LETTER ISSUED BY THE CHASE MANHATTAN BANK TO ISP OPCO HOLDINGS INC., A SUBSIDIARY OF ISP, AND (6) DEXTER'S BOARD HAVING AGREED TO CAUSE A MAJORITY OF THE DEXTER BOARD TO BE COMPRISED OF REPRESENTATIVES OF ISP IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

           For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to Wilmington Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purposes of receiving payment from Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date has occurred, certificates for (or a timely Book-Entry Confirmation with respect to) the associated Rights (unless Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

           Except as otherwise provided below, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 25, 2000 (or such later date as may apply in case the Offer is extended). A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address as set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and (if certificates have been tendered) the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered such Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.

           Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to occur of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares and Rights previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares and Rights. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER.

           Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) delay acceptance for payment of or, regardless of whether such Shares or Rights were theretofore accepted for payment, payment for any Shares or Rights pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase, (2) terminate the Offer (whether or not any Shares or Rights have theretofore been accepted for payment) if any of the conditions referred to in Section 14 of the Offer to Purchase have not been satisfied or upon the occurrence of any of the events specified in
Section 14 of the Offer to Purchase and (3) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Following the purchase of Shares in the Offer, there may be a Subsequent Offering Period (as defined in the Offer to Purchase) lasting for at least three and not more than twenty business days; shareholders who tender Shares during a Subsequent Offering Period will not have the right to withdraw their Shares during such Subsequent Offering Period.

           The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

           A request is being made to the Company pursuant to Rule 14d-5 under the Securities Exchange Act of 1934, as amended, for the use of the Company's shareholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list and list of holders of Rights, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Rights.

           THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

           Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent, as set forth below, and copies will be furnished at Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager, the Depositary and the Information Agent for soliciting tenders of Shares and Rights pursuant to the Offer.


                     The Information Agent for the Offer is:
                                [INNISFREE LOGO]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                    All Others Call Toll Free: (888) 750-5834


                      The Dealer Manager for the Offer is:

                              CHASE SECURITIES INC.
                                 270 Park Avenue
                            New York, New York 10017
                           Call Collect (212) 270-8986


                                  June 26, 2000